Exhibit 3.7

RESTATED CERTIFICATE OF INCORPORATION
OF
COMMUNICATIONS & POWER INDUSTRIES ASIA INC.
a Delaware corporation

Communications & Power Industries Asia Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.                                       The present name of this corporation is Communications & Power Industries Asia Inc. (the “Corporation”).  The Corporation was originally incorporated under the same name and its original Certificate of Incorporation was filed with the Delaware Secretary of State on June 27, 1995.

2.                                       The Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 245 and 242 of the Delaware General Corporation Law by the sole director of the Corporation and the sole stockholder of the Corporation.

3.                                       The Restated Certificate of Incorporation of the Corporation attached hereto as Exhibit A restates and amends the provisions of the Corporation’s Certificate of Incorporation as currently in effect.

4.                                       The Corporation’s Certificate of Incorporation is hereby restated in its entirety to read as set forth on Exhibit A attached hereto and incorporated herein by this reference.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be duly executed by the undersigned officer of the Corporation this 15th day of September, 2004.

Communications & Power Industries Asia Inc.

By:	/s/John Beighley
John Beighley, President

Exhibit A

RESTATED CERTIFICATE OF INCORPORATION
OF
COMMUNICATIONS & POWER INDUSTRIES ASIA INC.

ONE:                                                                  The name of the corporation is Communications & Power Industries Asia Inc. (hereinafter referred to as the “Corporation”).

TWO:                                                             The address of the Corporation’s registered office in the State of Delaware is 615 South DuPont Highway, in the City of Dover, County of Kent.  The name of the Corporation’s registered agent at such address is National Corporate Research, Ltd.

THREE:                                                    The purpose of the Corporation is to be a trading company and to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

FOUR:                                                          The Corporation is authorized to issue one class of stock which will be designated “Common Stock.”  The total number of shares of Common Stock which the Corporation shall have authority to issue is one thousand (1,000), and the par value of each of such shares is one cent ($.01).

FIVE:                                                                 The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.                                   The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B.                                     The Board of Directors may adopt, amend or repeal the Bylaws of the Corporation.

C.                                     The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

SIX:                                                                       The Corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware.  All rights herein conferred are granted subject to this reservation.

SEVEN:                                                     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General

Corporation Law or (iv) for any transaction from which such director derived any improper personal benefit.  This Article SEVEN is also contained in Article VIII, Section 1, of the Corporation’s Bylaws.  No amendment to or repeal of this Article SEVEN shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.  If the Delaware General Corporation Law is amended to authorize corporate action further eliminating the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as amended, Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

EIGHT:                                                         A.                                   Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C of this Article EIGHT with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B.                                     Right to Advancement of Expenses.  The right to indemnification conferred in Section A of this Article EIGHT shall include the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section B or otherwise.  The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article EIGHT shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

C.                                     Right of Indemnitee to Bring Suit.  If a claim under Section A or B of this Article EIGHT is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.  If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit.  In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit.  In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement or expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article EIGHT or otherwise shall be on the Corporation.

D.                                    Non-Exclusivity of Rights.  The rights to indemnification and to the advancement of expenses conferred in this Article EIGHT shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

E.                                      Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F.                                      Indemnification of Employees and Agents of the Corporation.  The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the

Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

G.                                     Amendment.  This Article EIGHT is also contained in Article VIII, Sections 2 through 7, of the Corporation’s Bylaws.  Any repeal or modification of this Article EIGHT shall not change the rights of any officer or director to indemnification with respect to any action or omission occurring prior to such repeal or modification.